Contact: Robert Mosby, QMed, Inc. — 732-544-5544 x 1107

QMed, Inc. Appoints Jane Murray as President

Eatontown, New Jersey, November 28, 2006 – QMed, Inc. (NASDAQ Symbol: QMED) announced today that the Board of Directors has promoted Jane Murray to the position of President of QMed, Inc. and that she will also retain her position of Chief Operating Officer.

Ms. Murray has been with the Company for the past 20 years, serving as Executive Vice President and Chief Operating Officer for the last five years. Most recently she has been responsible for the organization and implementation of the Special Needs Plans (SNPs) in South Dakota and New Jersey. She also has spent more than 10 years managing key aspects of some of the QMed’s most critical business areas. Under her leadership new operating models were implemented that notably improved efficiencies through the use of enhanced proprietary business tools.

“I am truly grateful to the Board and to Michael Cox for their confidence in me and for this opportunity,” Ms. Murray said. “Our talented QMed team and our unparalleled approach to Community Coordinated Care jointly position us to leverage the experience we have gained in working with the chronically ill senior population. In particular, our Medicare Special Needs Plan strategy gives our Company a robust growth profile that we are in the early stages of exploiting and which I foresee creating shareholder value and I reaffirm our 2007 revenue guidance of $38.5-$44 Million for our SNP businesses.”

Bruce F. Wesson, chairman of the board stated, “We are at a truly exciting time in the Company’s development as we launch a Medicare Special Needs Plan for the chronically ill in New Jersey. I am confident that, with her experience and healthcare expertise, Ms. Murray can lead the Company to great success.”

“Michael Cox will continue with the Company as both a Director and a special advisor to the Board of Directors for Strategic Development and Expansion issues. He has brought great value to our Company for many years and I thank him for all of his contributions.”

Michael Cox said, “I am pleased that the Board has selected Jane to lead our Company’s future growth. Her experience and expertise in the Special Needs Plan area and the disease/care management field make her an excellent choice to drive QMed to great success. I look forward to my continued involvement with the Company in the role as an advisor for strategic initiatives and expansion opportunities.”

11/28/06 – Page 2 of 2

About QMed, Inc.

QMed provides evidence-based clinical information management systems around the country to its health plan customers. The system incorporates Disease Management services to patients and decision support to physicians. The Company’s QMedCare subsidiary specializes in serving high-risk populations of Medicare beneficiaries. Forward Health is QMed’s subsidiary offering weight, obesity and health promotion programs. The Company also operates a Medicare Demonstration to test the feasibility of reimbursing its care coordinated DM services in the vast Medicare fee-for-service program. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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